Exhibit 1A-1.1

Donald Capital, LLC
The Graybar Building
420 Lexington Ave, Suite 1402
New York, NY 10170

April 28, 2022

Mr. Billy Carson
CEO
4BiddenKnowledge, Inc.
2645 Executive Park Drive, Ste 419
Weston, FL 33331

Dear Mr. Carson,

Re: Advisory, Consultancy and Investment Banking Agreement Between Donald Capital, LLC & 4BiddenKnowledge, Inc. for a Reg A+ offering

This is a confidential engagement letter (hereinafter the "Agreement") and may only be viewed by the intended recipients and their legal representation. 4BiddenKnowledge, Inc. (the "Company"), which includes its subsidiaries and affiliates, is strictly prohibited from reproducing or disseminating this Agreement without the prior written consent of Donald Capital, LLC ("DC").

1. Scope of Engagement

Subject to and in accordance with the terms set forth in this Agreement, the Company hereby engages DC to render financial advisory and investment banking services to the Company on an **exclusive** basis for the 12-month period (the "Engagement Period") commencing on the last date set forth across from a parties signature hereto, (the "Engagement Date") and ending on the twelve-month anniversary of the Engagement Date unless extended by the mutual agreement of DC and the Company, given timely delivery of necessary financial documents.

2. Reg A+ Offering

2.1 The engagement of DC, includes the **exclusive** engagement of DC as **lead** placement agent and corporate advisor in connection with a Tier 1 Reg A+ offering. The Company may offer shares of common stock, preferred stock, membership interests (the "Shares"), common stock purchase warrants (the "Warrants") and/or notes, convertible notes (the "Convertible Notes") and together with Shares, Warrants and any debt financing ("Securities") excluding loans incurred in the ordinary course of the Company's business from commercial banking institutions

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without an equity component (the "Excluded Transactions") as determined by the Company in consultation with DC.

2.2 DC will assist the Company to raise capital in a Tier 1 RegA+ offering. DC and the Company will use their "best efforts" to raise gross proceeds of ($20 million) or such other amount as agreed to by the Company and the Investors and a proposed Follow On Financing in an amount to be determined. The actual terms and amount of the Offerings will depend on market conditions, and will be subject to negotiation between the Company, DC and the prospective investors; provided that the Company shall be solely responsible for determining the definitive terms of any Offering (including the terms of any Securities offered) and the Company may accept or reject subscriptions from Investors in its sole discretion. The Company expressly acknowledges that: (i) the Offerings will be undertaken on a "best efforts" basis, (ii) DC will not be required to purchase any Securities from the Company, and (iii) the execution of this Agreement does not constitute a commitment by DC to consummate any transaction contemplated hereunder and does not ensure a successful Offering or the ability of DC to secure any financing on behalf of the Company.

3. DC Responsibilities, Representations and Warranties

In connection with the Engagement Period, DC shall provide the Company with such regular and customary investment banking services as is reasonably requested by the Company including, but not limited to the following:

3.1 Review and comment on the Offering Materials (as defined below);

3.2 Review and advise the Company on its business plan, financial model and marketing materials for use in consummating the Offerings;

3.3 Business review, including site visit, interviews with key management, review information regarding the Company, capital structure, historical financial statements, management background, use of funds, timelines and budgets, IP, technology, management systems, market position, exit strategy;

3.4 Identify and with the consent of the Company, solicit strategic partners, accredited and institutional investors, private equity funds, hedge funds and family offices who are not existing stockholders / members of the Company as of the date hereof or any of the entities listed on Exhibit 2 hereto (the "Previously Contacted Entities") invest in the Offerings;

3.5 Contact potential Investors to discuss the Offering and solicit investment in the Offering;

3.6 Act as the Company's placement agent (with or without co-brokers, as determined by DC in its sole discretion) for the Offerings, and other future offerings the Company may seek to consummate during the Engagement Period;

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3.7 Review Investor documents including letters of intent, term sheets, investment proposals and subscription agreements on each Investor;

3.8 Discuss with management general procedures for the Offerings;

3.9 Maintain a due diligence file on the Offerings for review by SEC and/or the Financial Industry Regulatory Authority ("FINRA").

3.10 Advise the Company on strategies to increase shareholder value;

3.11 Assist the Company's management and its shareholders with sales of its Company stock;

3.12 Participate when requested by the Company, with the Company at Investor conferences (travel expense reimbursement billed separately) and on Investor conference calls; and

3.13 Identify potential mergers, acquisitions, strategic relationships and joint venture partners.

In connection with providing services under this Agreement DC represents and warrants to the Company that it has not taken, and agrees that it will not take, any action, directly or indirectly, which would make unavailable with respect to any Offering the exemption(s) from registration available under Section 4(a)(2) of the Securities Act or any other applicable law. As of the date hereof none of DC nor any officer, director, principal or equivalent of DC is subject to any of the "bad actor" disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act that would result in the Company being disqualified from relying on Rule 506 of Regulation D promulgated under the Securities Act.

DC will ensure that neither it, nor any of its affiliates, nor any person acting on its or their behalf has engaged or will engage in any general advertising or general solicitation (as those terms are used in Regulation D of the Securities Act) with respect to the Offering unless expressly permitted by the Company. DC represents and warrants that it has not offered and will not offer or sell any Securities to be offered in an Offering other than to investors it reasonably believes based upon investor representations to be "accredited investors" as defined in Rule 501 of Regulation D of the Securities Act. The offering of the Securities contemplated hereunder shall be made solely pursuant to the Offering Materials. DC is a member in good standing of FINRA, is registered as a broker/dealer under the Securities Exchange Act of 1934, and is licensed as a broker/dealer in all states applicable to the offers and sales of the Securities in the Offering.

4. Exclusivity

During the Engagement Period, the Company and its affiliates agree not to solicit, negotiate with or enter into any agreement with any other source of

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financing (whether equity, debt or otherwise), any investment banking firm, placement agent, financial advisor, or any other person or entity in connection with an offering of the Company's Securities, excluding loans incurred in the ordinary course of the Company's business from commercial banking institutions without an equity component (the "Excluded Transactions"). The Company represents and warrants that, during the Engagement Period, no other person or entity has any rights to provide investment banking services to the Company. Notwithstanding the foregoing, the Company acknowledges that DC may engage other FINRA and SEC member broker-dealers to participate as co-placement agent for the Offering and, subject to the Company's prior approval, which shall not be unreasonably withheld, conditioned or delayed, upon appointment of any such co-agent, such co-agent shall automatically receive the benefits of this agreement, including the indemnification rights provided for herein and, if requested, the Company will execute a co-agency agreement that confirms that such co-agent is entitled to the benefits of this agreement, including the indemnification rights provided for herein. The Company will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any co-agents retained by DC that are in excess of the fees and expense reimbursement provided for in this Agreement.

5. Company Deliverables.

Prior to and in connection with the Offerings, the Company shall:

5.1 Provide DC completed Directors and Officers questionnaires which will include background checks of key employees, officers, directors and affiliates of the Company and any additional reasonable diligence information pertaining to the Company including but not limited to its legal structure, capital structure, historical financial information, liabilities, government and business approvals as required by law, and regulatory authorities;

5.2 Provide DC all information reasonably requested by DC and the Investors purchasing the Securities in connection with the Offerings;

5.3 Provide DC copies of all marketing and other materials to be used in connection with the Offering, which shall be subject to approval by the Company's counsel as well as DC and its counsel;

5.4 Provide DC with the materials required to be filed with FINRA;

5.5 Provide DC and the Investors with financial statements including footnotes for in accordance to what is required for each filing ; and

5.6 Provide DC and the Investors such other information and documentation as is prepared by the Company with such transaction documents, exhibits and supplements as may from time to time be required or appropriate in connection

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with the Offering (the "Offering Materials") and give DC the opportunity to comment on the Offering Materials and discuss the same with the Company.

6. Fees

6.1 As compensation for services rendered in connection with the Engagement, Company shall pay Donald Capital:

(a) Advisory Fees. The Company shall pay DC, as the placement agent for the Reg A+ offering, a non-accountable and non-refundable Strategic Advisory Fee of $50,000 of which $50,000 shall be due upon execution and delivery of this Agreement, which requires 60 days of work at most. The Advisory Fees shall not be applied to offset any other fees payable hereunder.

(b) Placement Fees. At the closing of each and any sale of Equity Securities (Equity Securities are defined as any Securities which may convert to common or preferred shares), the Company shall (a) pay DC or its designee(s) a cash fee equal to eight percent (8%) of the gross proceeds from the Offering resulting from Equity Securities sold to Investors introduced to the Company by DC and three percent (3%) of the gross proceeds from that portion of an Offering resulting from Equity Securities sold to Investors not introduced to the Company by DC, and (b) shall issue to DC or its designee(s) a five-year warrant to purchase that number of Securities equal to eight percent (8%) of the number of Equity Securities sold in the Offerings placed to Investors introduced to the Company by DC plus three percent (3%) of the number of Equity Securities sold to Investors not introduced to the Company by DC, with such warrant exercisable at the same price at which such Equity Securities were sold in the Offering. Any such warrant shall be in a form provided by DC and reasonably acceptable to the Company and shall include among other things, an exercise price equal to the price per Share equal to the price of the Equity Securities sold in the Offering and a standard and cashless exercise provisions.

At the closing of each and any Debt transaction, which DC does not intend to pursue (Debt is defined as the issuance of Securities or a financing which does not offer the option to convert into common or preferred shares) in the Offering TBD.

The gross proceeds from each Offering may with the Company's consent be deposited into an escrow account with a bank that is compliant with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended, and approved by DC, and the Company shall direct the escrow agent to pay DC its fees directly from the escrow account at each closing of an Offering if such an account is used.

(c) Sale or Acquisition Fee. If, during the Engagement Period (or thereafter as provided in Section 10 below), any Sale or Acquisition (each as defined below) is consummated, which is introduced to the Company by DC then the Company shall pay to DC at the closing of each such transaction a cash fee equal to three percent

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(3%) of the aggregate Consideration (as defined below) paid (or to be paid upon the satisfaction of any contingency) in such transaction. As used herein:

i. "Sale" means any transaction or series or combination of transactions, other than in the ordinary course of business, whereby, directly or indirectly, control of or a material interest in the Company, any of its subsidiaries, or any of their respective businesses, or a material amount of any of their respective assets, is transferred for consideration, including, without limitation, by means of a sale or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, a minority investment, the formation of a joint venture or partnership or any similar transaction.

ii. "Acquisition" means the purchase of all or substantially all of the assets or the capital stock of another entity, as well as any recapitalization of such other entity or any other form of disposition or acquisition which results in the effective acquisition of such other entity by the Company or any of its affiliates.

iii. "Consideration" includes all cash, equity securities, debt securities, assumption of indebtedness, any other forms of payment made or other obligations assumed or retired, directly or indirectly, by the Company or its affiliates (in the case of an Acquisition) or the buyer (in the case of a Sale), and any other form of consideration comprising part of the purchase price for the Company or its affiliates or their respective business (in the case of a Sale) or the entity or business being acquired (in the case of an Acquisition).

7. Expenses and Payment Terms

The Company shall pay all reasonable costs and expenses incurred by DC, its directors, offices, employees and agents, in carrying out its duties and obligations pursuant to the provision of this Agreement, excluding in all cases DC's general and administrative expenses and costs, but including and the costs and expenses identified below under "Accountable Expenses" separately incurred in connection with a proposed or completed Offering; provided that to be reimbursable any cost and expense items in excess of two hundred and fifty dollars ($250.00) must be approved by the Company in writing prior to DC's incurrence.

Accountable Expenses: The Company agrees to reimburse DC, promptly when invoiced, for all of its reasonable out-of-pocket expenses in connection with the performance of its services hereunder, regardless of whether a transaction for which DC is entitled to compensation occurs, including the following:

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- Cost of on-site due diligence meetings, if applicable (not to exceed $5,000);
- Officer background checks (not to exceed $5,000);
- Corporate web site development costs, if applicable;
- FINRA fees incurred by DC to conduct an Offering, including applicable Blue Sky fees;
- Registration or qualification (or exemption therefrom) required to offer and sell the Securities under the Blue Sky laws of any applicable jurisdictions in which the Company desires to offer and sell the Securities (not to exceed $25,000);
- DC's legal counsel fees (not to exceed $5,000 in the aggregate);
- Road show, travel, platform on-boarding fees, and other reasonable expenses ($5,000-$10,000 per city if physical presence needed);
- Printing and publication costs of Company annual reports, quarterly reports, and/or other shareholder communication collateral material, which is not supplied by the Company (not to exceed $10,000); and

The above out of pocket reimbursable expenses shall not exceed $9,000 in the aggregate.

8. Notification for Financing

During the Engagement Period, the Company agrees that it will not undertake or consummate any Offering other than Excluded Offerings, without first providing to DC advance written notification of such Offering. The Company shall not undertake any Offering in violation of the exclusivity provisions of this Agreement.

9. Termination

This Agreement may be terminated by DC or the Company if either party is in material breach of this Agreement and fails to cure such breach within 30 days after it receives written notice of such breach to the extent the breach is curable. In the event of Termination DC shall retain all accrued fees and retain all rights outlined in this Agreement.

10. Tail Period

If, during the twelve (12) month period after the expiration or termination of this Agreement, the Company consummates any Offering, Sale or Acquisition with any party but excluding any Previously Contacted Entity, (i) introduced to the

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Company by DC during the Engagement Period, or with whom discussions concerning the Company took place, or (ii) introduced to the Company by a party originally introduced to the Company by DC during the Engagement Period, then in each such case the Company shall pay DC the full consideration to which DC would have been entitled to hereunder had this Agreement not expired or been terminated. Within fourteen (14) days of the termination of the Engagement Period, the parties agree that each will provide the other with a list of any party contacted by DC relating to the Offerings during the Engagement Period.

11. Use of DC Information

The Company acknowledges that all opinions and advice (written or oral) given by DC to the Company in connection with DC's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no such opinion or advice shall be used for any other purpose or reproduced or disseminated any time, for any purpose, nor may the Company use DC's name in any annual reports or any other reports or releases of the Company without DC's prior written consent. Subject to compliance with applicable securities laws, DC will publicize its engagement with the Company and the Financing on its website which will include a business description of the Company and use of the Company's logo.

12. Accurate Information Provided by the Company; Representations and Warranties

12.1 The Company acknowledges that in performing its services under this Agreement, DC will rely upon the data, material and other information supplied by the Company to DC without DC independently verifying the accuracy, completeness or veracity of such information and the Company agrees to provide truthful and accurate information to DC and the Investors.

12.2 The Offering Materials will be in a form customary for transactions of the nature of the applicable Offering and acceptable to DC, who shall be afforded the opportunity to review and comment on the Offering Materials. The Company represents and warrants that the Offering Materials: (i) will be prepared by the management of the Company in consultation with its legal counsel and reviewed and approved by its Board of Directors and legal counsel; and (ii) will not contain any material untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements therein or statements previously made not misleading. The Company will advise DC immediately of the occurrence of any event or any other change known to the Company which results in the Offering Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

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12.3 The Company recognizes and confirms that DC is authorized as the Company's exclusive placement agent to transmit to any prospective Investor a copy or copies of the Offering Materials and any other documentation supplied to DC for transmission to any prospective Investor by or on behalf of the Company or by any of the Company's officers, representatives or agents, in connection with the performance of DC of its services hereunder. DC retains the right to continue to perform due diligence during the Engagement Period.

12.4 The Company agrees that it will enter into a securities purchase agreement, subscription agreement, registration rights or other customary agreements with Investors in connection with the Offerings, all of which will be in form and substance reasonably acceptable to, and addressed to, the Investors.

12.5 The Company further agrees that DC may rely upon, and shall be a third party beneficiary of, the representations and warranties and applicable covenants and agreements (including with respect to registration rights for the Securities underlying the warrants being granted to DC hereunder) made to the Investors in connection with the Offerings.

13. Independent Contractor

DC shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is understood and agreed to by the parties hereto that DC shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner.

14. Indemnification; Confidentiality

The Company agrees to indemnify DC and its controlling persons, representatives, and agents in accordance with the indemnification provisions set forth in Appendix I hereto, and the parties agree to the confidentiality provisions of Appendix II hereto, all of which are incorporated herein by reference. These provisions will apply regardless of whether any Offering is consummated.

15. Limitation on Liability

Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither DC nor its affiliates, and the respective officers, directors, employees, agents, and representatives of DC, its affiliates and each other person, if any, controlling DC or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein in an amount excess of the actual fees paid to DC hereunder.

16. Announcement of Offerings

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If any of the Offerings are consummated, DC may, at its own expense, place a customary announcement on its website, affiliated websites or in periodicals as DC may desire announcing the closing of the Offerings, the name of the Company, the securities issued and the gross proceeds of the Offerings subject to the Company's review. The parties agree that any such announcement will be subject to compliance with securities regulations.

17. Right of First Refusal and Other Engagements

If, during the Tail Period, the Company elects to pursue a subsequent Offering or an M&A Deal (defined herein as the sale or other transfer, directly or indirectly and whether in one or a series of transactions, of all or substantially all of the assets or securities of the Company or one its subsidiaries to a counterparty, or any merger, consolidation, reorganization, recapitalization, business combination or any other extraordinary corporate transaction involving a change in control of the Company or one of its subsidiaries to a counterparty, regardless of the form or structure of the transaction), DC will have the first right of refusal to serve as the exclusive financial advisor for said Offering or M&A Deal; provided, however, that terms of any such subsequent engagement shall be subject to the mutual agreement of the parties hereto and the Company shall not be obligated to use DC or any other financial advisor in connection with such Transaction or M&A Deal.

18. Governing law

This Agreement shall at all times be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York, USA. The Company and DC agree that any dispute concerning this Agreement shall be resolved exclusively through binding arbitration before FINRA pursuant to its arbitration rules. Arbitration will be venued in New York, New York (the "Agreed Forum"). Each of the Company and DC agree that the Agreed Forum is not an "inconvenient forum" for proceedings hereunder, and each hereby agree to the personal jurisdiction of the Agreed Forum and that service of process by mail to the address for such party as set forth in this letter (or such other address as a party hereto shall notify the other in writing) constitute full and valid service for such proceedings.

19. Failure to Pay

Subject to the limitations set forth in this Agreement, the Company shall be obligated to pay to DC all expenses of every kind and nature incurred in the enforcement of this Agreement or any of its rights hereunder, including but not limited to, reasonable attorneys' fees, and hereby agrees to pay to DC on demand the amount of any and all such expenses.

20. Notification

Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if (a) hand-delivered, (b) sent postage

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prepaid by registered mail, return receipt requested, or (c) sent by facsimile or email (with confirmation of transmission), to the respective parties at their addresses first set forth above, or to such other address as either party may notify the other in writing.

21. Assignment

This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither party may assign this Agreement nor its rights or obligations hereunder without the other party's prior written consent; provided that DC shall have the right to assign this Agreement and its rights and obligations hereunder without the need to obtain the consent of the Company in the event of any business combination or sale of all or substantially all of the assets of DC.

22. Miscellaneous

This Agreement may be executed in any number of counterparts, each of whom together shall constitute one and the same original document. No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto. The representations, warranties and covenants set forth herein shall survive expiration or termination of this Agreement. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect. This Agreement contains the entire agreement between the Company and DC concerning the subject matter hereof and supersedes any prior understanding or agreement with respect thereto.

No broad general solicitation or general advertising (as those terms are used in Regulation D) in any form will be used by the Company or DC in connection with the Offering. The Offering will be offered solely via the Offering Documents to accredited investors.

Very Truly Yours,

Donald Capital, LLC

By: __________________________
Alex P. Hamilton
President

Date 11/18/2022

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Agreed to and accepted as
of the above date.

4BiddenKnowledge, Inc.

By: Billy Carson
Mr. Billy Carson
CEO

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APPENDIX I

INDEMNIFICATION AND CONTRIBUTION

Capitalized terms used in this Appendix shall have the meanings ascribed to such terms in the Agreement to which this Appendix is attached.

The Company agrees to indemnify and hold harmless DC and its respective affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (DC and each such person being an ("**Indemnified Party**") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by DC of the services contemplated by or the engagement of DC pursuant to, this Agreement and will promptly reimburse any Indemnified Party on demand for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without the Company's prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from DC's willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of DC pursuant to, or the performance by DC of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from DC's willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnified Party pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party's own expense, unless (i) the employment of such counsel has been authorized in writing

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by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and DC on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and DC, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and DC of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering bear to the fees paid or to be paid to DC under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that DC shall not be required to contribute any amount in excess of the amount by which fees paid to DC hereunder (excluding reimbursable expenses), exceeds the amount of any damages which DC has otherwise been required to pay.

The Company agrees that without the prior written consent of DC, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification

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provisions of this Agreement (in which DC or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse DC on a monthly basis for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

APPENDIX II

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY

Capitalized terms used in this Appendix shall have the meanings ascribed to such terms in the Agreement to which this Appendix is attached.

In connection with the activities of DC on behalf of the Company as set forth in the engagement agreement to which this Appendix is attached (the "**Agreement**"), the Company will furnish DC with all financial and other information regarding the Company that DC and the Company reasonably believes appropriate to its engagement (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to, collectively with the Placement Materials, as the "**Confidential Information**"). The Company will provide DC with access to the officers, directors, employees, independent accountants, legal counsel, and other advisors and consultants of the Company. The Company recognizes and agrees that DC (i) will use and rely primarily on the Confidential Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Confidential Information or such other information, (ii) does not assume responsibility for the accuracy or completeness of the Confidential Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

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Engagement Agreement
April 28, 2022

DC will maintain the confidentiality of the Confidential Information during the Term of this Agreement and following the termination or expiration of the Term and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only to its officers, employees, legal counsel, and authorized representatives, as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that DC is legally required to make disclosure of any of the Confidential Information, DC will: (i) give prompt notice to the Company prior to such disclosure, to the extent that DC can practically do so, (ii) reasonably assist the Company at the Company's cost in seeking a protective order or other relief from the disclosure of the Confidential Information and (iii) if compelled to disclose Confidential Information, limit such disclosure to only those matters which it is compelled to disclose. Notwithstanding the foregoing, the Company understands and acknowledges that DC utilizes a technology platform to sell the Company's Securities to Investors and that DC will make due diligence documents constituting a part of the Confidential Information available to Investors. So long as DC identifies to the Company which portion of the Confidential Information will be made public to the Investors before disclosing such portion of the Confidential Information to the Investors and gives the Company a reasonable opportunity to object to such disclosure, DC will not be in breach of its confidentiality obligations hereunder. DC will not disclose any Confidential Information publicly through its technology platform that the Company does not desire to make public.

The term "Confidential Information" does not include information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure thereof by DC or any Investor; (ii) was available on a non-confidential basis prior to its disclosure; or (iii) becomes available on a non-confidential basis from a third party source who is not known to be under a confidentiality obligation.

Notwithstanding the foregoing, DC, as a FINRA Member Firm, shall be permitted to retain one copy of any Confidential Information provided hereunder to the extent required by its compliance procedures and may disclose such Confidential Information to representatives of FINRA or the SEC, to the extent required by applicable rules and regulations of such regulatory bodies, without prior notice to the Company.

Nothing in this Agreement shall be construed to limit the ability of DC or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company's, or may have been identified by the Company as potential merger or

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Donald Capital, LLC
Engagement Agreement
April 28, 2022

acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not Confidential Information for purposes hereof.

Exhibit 1

Method of Payment: City National Bank
Donald Capital, LLC
Acct# 730007876
Routing: 026013958
Swift: CINAUS6L
City National Bank
450 West 33rd St.
New York, NY 10001
Phone: (917) 421-1730
Manager: Ash Baria

Exhibit 2

Previously Contacted Entities (carved out):

N/A

Addendum to Advisory, Consultancy and Investment Banking Agreement

The undersigned parties to an Advisory, Consultancy and Investment Banking Agreement date April 28, 2022 by and between Donald Capital ("DC") and 4BiddenKnowledge (the "Company") for a Tier II, Seventy Five Million ($75,000,000) RegA+ offering, herby mutually agree to amend said agreement as follows:

- The Company shall pay DC, still owed $25,000 as part of the original placement agent for the Reg A+ offering a non-accountable and non-refundable Strategic Advisory Fee.
- Extend engagement on an exclusive basis until December 31, 2023
- Cash placement fees are now equal to six percent (6%) of the gross proceeds of money raised in the offering and six percent (6%) of the gross proceeds raised in the form of stock (non-restricted) at prevailing market price issued to investors.

Donald Capital, LLC

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Donald Capital, LLC
Engagement Agreement

April 28, 2022

By: Alex P Hamilton
Alex P. Hamilton
President

Date 11/18/2022

Agreed to and accepted as
of the above date.

4BiddenKnowledge, Inc.

By: Billy Carson
Mr. Billy Carson
Founder, Executive Chairman and CEO